Exhibit 99.1

Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Fourth Quarter and Full Year Ended Dec. 31, 2012

Livonia, Mich., Feb. 21, 2013: Valassis (NYSE: VCI) today announced financial results for the fourth quarter and full year ended Dec. 31, 2012. Fourth-quarter 2012 revenues were $579.4 million, a decrease of 2.7% from $595.3 million in the prior year quarter. Full-year 2012 revenues were $2,162.1 million, a decrease of 3.3% from $2,236.0 million in full-year 2011. The decrease in revenues was primarily due to a shortfall in shared mail volume, a decline in the Neighborhood Targeted segment and consumer packaged goods (CPG) clients’ spend patterns, which negatively influenced multiple business segments.

Fourth-quarter 2012 net earnings were $34.1 million, flat from $34.3 million in the prior year quarter. Fourth-quarter 2012 diluted earnings per share (EPS) was $0.85, an increase of 11.8% from $0.76 in the prior year quarter due to a lower share base as a result of share repurchases. Fourth-quarter 2011 net earnings and diluted EPS were negatively impacted by charges in an aggregate amount of $14.0 million ($8.5 million, net of tax) and $0.19, respectively, primarily related to the restructuring of certain non-core businesses and the associated costs including write-offs of impaired assets, as well as the early termination of leases and severance costs.

Full-year 2012 net earnings were $119.0 million, an increase of 4.9% from $113.4 million for full-year 2011. Full-year 2012 adjusted net earnings* were $124.7 million, which excludes $10.7 million of restructuring charges and asset impairments resulting from the exit of the newspaper polybag advertising and sampling and solo direct mail businesses and other non-recurring costs, net of tax, and a tax benefit of $5.0 million related to the reversal of certain tax reserves. Full-year 2011 adjusted net earnings* were $133.5 million, which excludes debt refinancing costs of $11.6 million, net of tax, and the restructuring and related charges described above of $8.5 million, net of tax. Full-year 2012 adjusted net earnings* decreased 6.6% from full-year 2011.

Full-year 2012 diluted EPS was $2.84 and full-year 2011 diluted EPS was $2.33. Full-year 2012 adjusted diluted EPS*, which excludes a $0.13 net effect from the items described above, was $2.97. Full-year 2012 adjusted diluted EPS* increased 8.4% from full-year 2011 adjusted diluted EPS* of $2.74 due to a lower share base as a result of share repurchases.

Fourth-quarter 2012 adjusted EBITDA* was $86.4 million, a decrease of 5.4% from $91.3 million in the prior year quarter. Full-year 2012 adjusted EBITDA* was $305.4 million, a decrease of 3.5% from $316.6 million in full-year 2011.

“While clearly disappointed in our fourth-quarter and full-year results, I am pleased with our growth in earnings per share and the results of our efforts to return value to our shareholders,” said Rob Mason, Valassis President and Chief Executive Officer. “We established a solid foundation for growth in 2012 and I fully expect that 2013 will see growth in both our top and bottom lines.”

Some additional highlights include:

•	Selling, General and Administrative (SG&A) Costs: Fourth-quarter 2012 SG&A costs were $82.8 million, a decrease of 7.3% compared to the prior year quarter SG&A costs of $89.3 million. Full-year 2012 SG&A costs were $317.3 million, a decrease of 3.6% compared to full-year 2011 SG&A costs of $329.1 million. Cost savings efforts in the back half of 2012 favorably impacted SG&A for the full year.

•	Capital Expenditures: Capital expenditures for the fourth-quarter and full-year 2012 were $5.4 million and $21.2 million, respectively.

•	Stock Repurchases: During 2012, we spent $112.0 million to repurchase 5.1 million shares, or approximately 13% of our common stock, at an average price of $21.89 per share under our stock repurchase program.

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VCI 4Q12 Earnings Page 2

•	Liquidity:

•	We reduced total debt by $15.0 million during 2012, and we ended 2012 with net debt (total debt less cash) of $492.9 million.

•	At Dec. 31, 2012, we had $94.7 million in cash.

Outlook

Based on our plan, current outlook and the assumptions specified in our Dec. 14, 2012 earnings guidance press release, we reiterate full-year 2013 guidance as follows:

•	Diluted earnings per share (EPS) of $3.50;

•	Adjusted EBITDA* of approximately $315.0 million; and

•	Capital expenditures of approximately $25 million.

2013 Planned Uses of Cash

•	Stock repurchase plan: We assume the use of approximately 35-40% of free cash flow for continued stock repurchases during 2013. Our stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

•	Quarterly dividend: In December 2012, the Board approved a cash dividend policy pursuant to which Valassis intends to pay a quarterly cash dividend to holders of its common stock. The first such dividend for the quarter ended Dec. 31, 2012 was $0.31 per share of common stock. Valassis may modify, suspend or discontinue the dividend policy at any time at its discretion.

Business Segment Discussion

•	Shared Mail: Revenues for the fourth quarter of 2012 were $357.3 million, a decrease of 0.9% compared to the prior year quarter. Full-year 2012 revenues were $1,365.6 million, an increase of 1.1% compared to full-year 2011 driven by postage and an increase in printed programs. Segment profit for the quarter was $54.4 million, a decrease of 2.7% compared to the prior year quarter. The declines in segment results for the quarter were driven primarily by a decrease in insert volume due to softness in the specialty and discount retail categories. Full-year 2012 segment profit was $201.4 million, an increase of 5.0% compared to full-year 2011 driven primarily by a decrease in SG&A costs.

•	Neighborhood Targeted: Revenues for the fourth quarter of 2012 were $100.9 million, a decrease of 15.1% compared to the prior year quarter. Full-year 2012 revenues were $326.4 million, a decrease of 12.9% compared to full-year 2011. Segment profit for the quarter was $4.0 million, a decrease of 13.0% compared to the prior year quarter. Full-year 2012 segment loss was $1.0 million, compared to full-year 2011 segment profit of $7.7 million. Segment results for the quarter and full year were negatively impacted by continued margin pressure, a decline in newspaper insert volume and the change in certain client contracts to a fee-based media placement model.

•	Free-standing Inserts (FSI): Revenues for the fourth quarter of 2012 were $64.9 million, an increase of 1.2% compared to the prior year quarter, due to increased page volume. Full-year 2012 revenues were $283.9 million, a decrease of 10.2% compared to the prior year, primarily due to the absence of the custom co-op business. Segment profit for the quarter was $1.6 million compared to the prior year quarter segment loss of $0.8 million. Segment profit for the full-year 2012 was $21.9 million, an increase of 55.3% compared to the prior year. Segment results for the quarter and full year were positively impacted by an increase in page volume in our core FSI product and improved gross profit margin.

•	International, Digital Media & Services (IDMS): Revenues for the fourth quarter of 2012 were $56.3 million, an increase of 8.5% compared to the prior year quarter, driven by growth in our digital business, partially offset by lower coupon redemption volumes at NCH and the exit from the solo direct mail business. Full-year 2012 revenues were $186.2 million, a decrease of 4.3% compared to the prior year despite digital revenue growth of over 100%. Segment profit for the quarter was $3.2 million, a decrease of 65.6% compared to the prior year quarter which can primarily be attributed to the acquisition of Brand.net. Full-year 2012 segment profit was $8.3 million, a decrease of 65.8% compared to the prior year, primarily due to the continued investment in our in-store and digital businesses and reduced volumes at NCH.

19975 Victor Parkway Livonia, MI 48152 Tel 734.591.3000 valassis.com

VCI 4Q12 Earnings Page 3

Segment Results Summary

	Quarter Ended Dec. 31,
Segment Revenues ($ in millions)	2012	2011	% Change
Shared Mail	$357.3	$360.4	-0.9%
Neighborhood Targeted	$100.9	$118.9	-15.1%
Free-standing Inserts	$64.9	$64.1	1.2%
International, Digital Media & Services	$56.3	$51.9	8.5%
Total Segment Revenues	$579.4	$595.3	-2.7%

	Quarter Ended Dec. 31,
Segment Profit ($ in millions)	2012	2011	% Change
Shared Mail	$54.4	$55.9	-2.7%
Neighborhood Targeted	$4.0	$4.6	-13.0%
Free-standing Inserts	$1.6	($0.8)	*
International, Digital Media & Services	$3.2	$9.3	-65.6%
Total Segment Profit	$63.2	$69.0	-8.4%

* Not Meaningful

	Year Ended Dec. 31,
Segment Revenues ($ in millions)	2012	2011	% Change
Shared Mail	$1,365.6	$1,350.8	1.1%
Neighborhood Targeted	$326.4	$374.7	-12.9%
Free-standing Inserts	$283.9	$316.0	-10.2%
International, Digital Media & Services	$186.2	$194.5	-4.3%
Total Segment Revenues	$2,162.1	$2,236.0	-3.3%

	Year Ended Dec. 31,
Segment Profit ($ in millions)	2012	2011	% Change
Shared Mail	$201.4	$191.9	5.0%
Neighborhood Targeted	($1.0)	$7.7	-113.0%
Free-standing Inserts	$21.9	$14.1	55.3%
International, Digital Media & Services	$8.3	$24.3	-65.8%
Total Segment Profit	$230.6	$238.0	-3.1%

Conference Call Information

We will hold an investor call today to discuss our fourth-quarter and full-year 2012 results at 11 a.m. (ET). The call-in number is 800-762-8779 (Conference ID: 4591892). The call will be simulcast on our website at www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investors.”

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VCI 4Q12 Earnings Page 4

*Non-GAAP Financial Measures

We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, impairment charges and other non-recurring costs, depreciation, amortization, and stock-based compensation expense. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect, net of tax, of loss on extinguishment of debt and related charges, impairment charges and other non-recurring costs and the expiration of certain tax reserves. We define free cash flow as net earnings before depreciation, amortization and stock-based compensation expense, less capital expenditures. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and free cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and free cash flow do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and free cash flow do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

free cash flow does not represent the residual cash flow available for discretionary expenditures because certain non-discretionary expenditures like mandatory debt service requirements are not deducted from the measure; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

19975 Victor Parkway Livonia, MI 48152 Tel 734.591.3000 valassis.com

VCI 4Q12 Earnings Page 5

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS

(in millions except for per share data):

	Quarter ended Dec. 31, 2012		Quarter ended Dec. 31, 2011
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$34.1	$0.85	$34.3	$0.76
Exclude, net of tax:
Impairment charges and other non-recurring costs	—	—	8.5	0.19

As adjusted	$34.1	$0.85	$42.8	$0.95

	Year ended Dec. 31, 2012		Year ended Dec. 31, 2011
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$119.0	$2.84	$113.4	$2.33
Exclude, net of tax:
Loss on extinguishment of debt and related charges	—	—	11.6	0.24
Impairment charges and other non-recurring costs	10.7	0.25	8.5	0.17
Tax benefit due to expiration of certain tax reserves	(5.0)	(0.12)	—	—

As adjusted	$124.7	$2.97	$133.5	$2.74

Reconciliation of Full-year 2013 Adjusted EBITDA Guidance to Full-year 2013 Net Earnings Guidance(1):

Full-year 2013 Guidance ($ in millions)
Net Earnings	$138.9
plus: Interest expense, net	29.2
Income taxes	85.8
Depreciation and amortization	46.8
Other non-cash expenses (income), net	—

EBITDA	$300.7
plus: Stock-based compensation expense	14.3

Adjusted EBITDA	$315.0

Reconciliation of Full-year 2013 Free Cash Flow to Full-year 2013 Net Earnings Guidance(1):

Full-year 2013 Guidance ($ in millions)
Net Earnings	$138.9
plus: Depreciation and amortization	46.8
Stock-based compensation expense	14.3
less: Capital expenditures	(25.0)

Free cash flow	$175.0

(1)

Due to the forward-looking nature of adjusted EBITDA and free cash flow, information to reconcile adjusted EBITDA and free cash flow to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

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VCI 4Q12 Earnings Page 6

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in millions)

Unaudited

	Three Months Ended
	December 31,
	2012	2011
Net Earnings—GAAP	$34.1	$34.3

plus: Income taxes	21.3	15.9
Interest expense, net	7.3	6.0
Depreciation and amortization	14.9	15.2
Other non-cash expense (income), net	1.9	(0.4)

EBITDA	$79.5	$71.0
Stock-based compensation expense	6.9	6.3
Impairment charges and other non-recurring costs	—	14.0

Adjusted EBITDA	$86.4	$91.3

Income taxes	(21.3)	(15.9)
Interest expense, net	(7.3)	(6.0)
Changes in operating assets and liabilities	(23.0)	7.6

Cash Flows from Operating Activities	$34.8	$77.0

	Year Ended
	December 31,
	2012	2011
Net Earnings—GAAP	$119.0	$113.4

plus: Income taxes	65.9	66.3
Interest expense, net	28.5	35.3
Loss on extinguishment of debt	—	16.3
Depreciation and amortization	58.0	60.7
Other non-cash expense (income), net	2.9	(2.3)

EBITDA	$274.3	$289.7
Stock-based compensation expense	13.9	12.9
Impairment charges and other non-recurring costs	17.2	14.0

Adjusted EBITDA	$305.4	$316.6

Income taxes	(65.9)	(66.3)
Interest expense, net	(28.5)	(35.3)
Changes in operating assets and liabilities	(65.0)	(14.8)

Cash Flows from Operating Activities	$146.0	$200.2

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VCI 4Q12 Earnings Page 7

About Valassis

Valassis (NYSE: VCI) is a leader in intelligent media delivery, providing over 15,000 advertisers proven and innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. Valassis subsidiaries include Brand.net, a Valassis Digital Company, and NCH Marketing Services, Inc. Valassis consumer brands include RedPlum® and save.com. Its signature Have You Seen Me?® program delivers hope to missing children and their families. To learn more, visit Valassis.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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VCI 4Q12 Earnings Page 8

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	Dec. 31,	Dec. 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$94,711	$101,971
Accounts receivable, net	426,899	448,320
Inventories	43,253	41,120
Prepaid expenses and other	36,589	37,655

Total current assets	601,452	629,066
Property, plant and equipment, net	125,832	148,905
Goodwill	632,438	636,471
Other intangible assets, net	215,171	213,613
Other assets	14,142	16,392

Total assets	$1,589,035	$1,644,447

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion long-term debt	$22,500	$15,000
Accounts payable	281,320	334,378
Progress billings	39,595	39,975
Accrued expenses	107,467	98,409

Total current liabilities	450,882	487,762
Long-term debt	565,061	587,560
Deferred income taxes	57,258	67,404
Other non-current liabilities	42,271	52,187

Total liabilities	1,115,472	1,194,913
Stockholders’ equity:
Common stock	654	654
Additional paid-in capital	90,362	123,881
Retained earnings	1,140,551	1,021,566
Accumulated other comprehensive income	3,574	2,775
Treasury stock, at cost	(761,578)	(699,342)

Total stockholders’ equity	473,563	449,534

Total liabilities and stockholders’ equity	$1,589,035	$1,644,447

More tables to follow . . .

19975 Victor Parkway Livonia, MI 48152 Tel 734.591.3000 valassis.com

VCI 4Q12 Earnings Page 9

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Quarter Ended
	Dec. 31,		%
	2012	2011	Change
Revenues	$579,439	$595,337	-2.7%

Costs and expenses:
Cost of sales	429,234	447,926	-4.2%
Selling, general and administrative	82,759	89,282	-7.3%
Amortization expense	4,249	3,157	34.6%

Total costs and expenses	516,242	540,365	-4.5%

Operating income	63,197	54,972	15.0%

Other expenses and income:
Interest expense	7,294	6,047	20.6%
Interest income	(31)	(57)	-45.6%
Other expense (income), net	495	(1,214)	-140.8%

Total other expenses, net	7,758	4,776	62.4%

Earnings before income taxes	55,439	50,196	10.4%
Income tax expense	21,322	15,923	33.9%

Net earnings	$34,117	$34,273	-0.5%

Net earnings per common share, diluted	$0.85	$0.76	11.8%

Weighted average common shares, diluted	40,191	44,842	-10.4%

Supplementary Data
Amortization	4,249	3,157
Depreciation	10,684	12,064
Stock-based Compensation	6,887	6,344
Capital Expenditures	5,411	3,593

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VCI 4Q12 Earnings Page 10

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Year Ended
	Dec. 31,		%
	2012	2011	Change
Revenues	$2,162,084	$2,235,959	-3.3%

Costs and expenses:
Cost of sales	1,610,139	1,670,271	-3.6%
Selling, general and administrative	317,257	329,060	-3.6%
Amortization expense	13,806	12,624	9.4%
Impairment charge	7,585	—

Total costs and expenses	1,948,787	2,011,955	-3.1%

Operating income	213,297	224,004	-4.8%

Other expenses and income:
Interest expense	28,666	35,696	-19.7%
Interest income	(205)	(372)	-44.9%
Loss on extinguishment of debt	—	16,318
Other income, net	(30)	(7,382)	-99.6%

Total other expenses, net	28,431	44,260	-35.8%

Earnings before income taxes	184,866	179,744	2.8%
Income tax expense	65,881	66,314	-0.7%

Net earnings	$118,985	$113,430	4.9%

Net earnings per common share, diluted	$2.84	$2.33	21.9%

Weighted average common shares, diluted	41,947	48,777	-14.0%

Supplementary Data
Amortization	13,806	12,624
Depreciation	44,149	48,084
Stock-based Compensation	13,908	12,908
Capital Expenditures	21,194	21,720

###

19975 Victor Parkway Livonia, MI 48152 Tel 734.591.3000 valassis.com